Exhibit 5.2

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, NY 10178

July 30, 2020

Tsakos Energy Navigation Limited

367 Syngrou Avenue

175 64 P. Faliro

Athens, Greece

RE: Tsakos Energy Navigation Limited—Registration Statement on Form F-3

Ladies and Gentlemen:

We are acting as special New York and United States federal law counsel to Tsakos Energy Navigation Limited, a Bermuda company (the “Company”), in connection with the preparation and filing of a Registration Statement on Form F-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the U.S. Securities and Exchange Commission (the “Commission”). The Registration Statement relates to the proposed offering and sale of (i) up to $500,000,000 aggregate principal amount of the Company’s debt securities (the “Debt Securities”), common shares, preferred shares, warrants, rights, depositary shares, purchase contracts and units, and (ii) up to (A) 6,325,604 common shares, (B) 280,544 8.875% Series C Cumulative Redeemable Perpetual Preferred Shares, (C) 308,171 8.75% Series D Cumulative Redeemable Perpetual Preferred Shares, (D) 145,000 Series E Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Shares and (E) 215,000 Series F Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Shares, in, in each case, that may be sold by or on behalf of selling shareholders of the Company or their donees, pledgees, transferees or other successors in interest (the “Resale Shares”).

In connection with this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement, the form of Senior Indenture to be entered into by the Company and a trustee (the “Senior Indenture”), the form of Subordinated Indenture to be entered into by the Company and a Trustee (the “Subordinated Indenture” and, together with the Senior Indenture, the “Indentures”), and such other documents and records as we have deemed necessary.

With your permission, for the purposes of the opinions expressed herein, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies. We have assumed that the Company has the requisite legal power and authority under Bermuda law to execute and deliver the Indentures and perform its respective obligations thereunder. We have further assumed that the execution, delivery and performance of the applicable Indenture will have been duly authorized by the Company at the time of any offering of debt securities and that such Indenture will have been duly executed and delivered by the Company.

We have also assumed for purposes of our opinion that the trustee (the “Trustee”) under the Indentures will be qualified to act as trustee thereunder and the Indentures will be duly qualified under the Trust Indenture Act of 1939, as amended, that the Indentures and any Supplemental Indenture will be duly authorized, executed and delivered by the Trustee, that the Indentures and any Supplemental Indenture will constitute a legal, valid and binding obligations of the Trustee, and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indentures and any Supplemental Indenture.

We have further assumed with respect to any Debt Securities that (i) the applicable indenture will have been duly authorized, executed and delivered by the Company, (ii) a Supplemental Indenture or an Officer’s Certificate with respect to such Debt Securities will have been duly authorized, executed and delivered by the Company, (iii) such Debt Securities will be authenticated by the Trustee as provided in the applicable Indenture and any Supplemental

Indenture with respect thereto, and (iv) such Debt Securities will be executed, issued and delivered by the Company (a) against receipt of the consideration for the Debt Securities approved by the Board of Directors of the Company and (b) as provided in the applicable Indenture and any Supplemental Indenture with respect thereto.

Based upon and subject to the foregoing, and the limitations and qualifications described below, we are of the opinion that when any series of the Debt Securities are duly authorized and executed by the Company, and the Debt Securities are duly authenticated by the Trustee in accordance with the applicable Indenture and any Supplemental Indenture with respect thereto and are issued and delivered by the Company against receipt of the purchase price therefore, the Debt Securities will constitute valid and binding obligations of the Company.

The opinion expressed above is subject to the following limitations and qualifications:

1.

The enforceability opinions set forth above are subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting enforcement of creditors’ rights or remedies generally, (ii) general principles of equity (whether such principles are considered in a proceeding at law or equity), including the discretion of the court before which any proceeding may be brought, concepts of good faith, reasonableness and fair dealing and standards of materiality, and (iii) limitations on enforceability to the extent that acceleration of indebtedness under any debt security may impair collectibility of that portion, if any, of the principal amount thereof that might be determined to be unearned interest thereon.

2.

We express no opinion as to the effect of any U.S. Federal or state laws regarding fraudulent transfers or conveyances. We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York, as currently in effect, that in our experience are applicable to transactions of the type contemplated by the Registration Statement and the Indenture. In particular (and without limiting the generality of the foregoing) we express no opinion concerning (i) the laws of any country or subdivision thereof (other than the laws of the State of New York) or as to the effect of such laws (whether limiting, prohibitive or otherwise) on any of the rights or obligations of the Company, the holders of the debt securities, or any other party to or beneficiary of any of the Indentures, any supplemental indenture or the debt securities or (ii) the effect, if any, of the law of any jurisdiction (except the State of New York) in which any holder of any debt security is located that limits the rate of interest that such holder may charge or collect.

3.

We express no opinion as to (i) whether a United States Federal court would accept jurisdiction in any dispute, action, suit or proceeding arising out of or relating to the debt securities, the Indentures, any supplemental indenture, the Debt Securities or the transactions contemplated thereby, (ii) any objection to jurisdiction on the basis of the inconvenience of the forum provided for in the applicable Indenture or any supplemental indenture or (iii) any provision in the Indenture or any supplement indenture relating to judgments in other currencies.

We hereby consent to the use of this opinion as Exhibit 5.2 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

2